Exhibit 99.1

                         SUPERVALU AND RICHFOOD ANNOUNCE
                         CLOSING DATE PENDING APPROVALS

Minneapolis, August 24 /PRNewswire/ - In accordance with the requirements of the merger agreement, SUPERVALU INC. (NYSE: SVU) today announced that the closing of its acquisition of Richfood Holdings, Inc. (NYSE: RFH) is scheduled to occur on August 31, 1999, following the Richfood special shareholder meeting. The closing is subject to Richfood shareholder approval and satisfaction of other customary conditions. The conversion ratio for each Richfood share electing to receive stock consideration in the merger is .8239 based on the average closing price of SUPERVALU's common stock during the 20 day trading period ending on Friday, August 20, 1999. As described in the proxy, in order to elect the form of consideration to be received in the merger, Richfood shareholders need to submit to the exchange agent a completed election form/letter of transmittal by 5:00 pm
(EDT) August 27, 1999.

The merger agreement between SUPERVALU and Richfood was announced on June 9, 1999.

SUPERVALU is the nation's largest food distributor to supermarkets and the eleventh largest food retailer. Richfood is the largest food distributor in the Mid-Atlantic United States and one of the largest food retailers in that region. SOURCE SUPERVALU INC.

/CONTACT: Investor Relations, 612-828-4225, or Rita Simmer of SUPERVALU INC., 612-828-4429/